Exhibit 99.(e)(2)

FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of the 1st day of March, 2018 by and between American Beacon Funds and American Beacon Select Funds, each a Massachusetts business trust that acts as an open-end investment company (the “Client”), and Resolute Investment Distributors, Inc., a Delaware limited liability company (“Resolute”) is entered into as of March 1, 2018 (the “Effective Date”).

WHEREAS, Resolute and the Client desire to amend Section 2.4 of the Agreement to authorize Resolute to delegate the services it provides to the Client to a third party; and

WHEREAS, the parties may amend the Agreement in accordance with Section 8 of the Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

I.	Section 2.4 of the Agreement is hereby amended and section 2.4(k) is added as follows:

“2.4(k) Resolute may delegate the services it provides to Client, as set forth in Section 2.4, to a third party; provided, however, that the delegation is pre-approved in writing by Client.  The delegation of responsibilities to a third party shall not relieve Resolute of any of its contractual obligations under the Agreement and Resolute shall maintain oversight of, and assume responsibility for, the actions and omissions of a third party with delegated responsibilities.”

II           All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

AMERICAN BEACON FUNDS
AMERICAN BEACON SELECT FUNDS

By:	/s/Gene L. Needles, Jr.
Gene L. Needles, Jr., President

RESOLUTE INVESTMENT
DISTRIBUTORS, INC.

By:	/s/Jeffrey K. Ringdahl
Jeffrey K. Ringdahl, Executive Vice President